TRANSITION, SEPARATION AND RELEASE AGREEMENT
This Transition, Separation and Release Agreement (this “Agreement”), delivered February 13, 2020 (the “Offer Date”), confirms the following understandings and agreements between HealthEquity, Inc. (the “Company”) and Ashley Dreier (hereinafter referred to as “you” or “your”).
In consideration of the promises set forth herein, you and the Company agree as follows:
1.Opportunity for Review; Acceptance. You have twenty-one (21) calendar days from the Offer Date, until 5 P.M. Mountain Time on March 5, 2020 (the “Review Period”), to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, by the end of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to Del Ladd, Esq. (the “Company Representative”), the Company’s Executive Vice President, General Counsel and Corporate Secretary, by email (dladd@healthequity.com), or by a recognized national overnight courier service to 15 W. Scenic Pointe Drive, Ste. 100, Draper, Utah 84020. You acknowledge that, to the extent there are changes made to the terms of this Agreement, whether they are material or immaterial, the Review Period is not recommenced. In the event that you fail to execute and deliver this Agreement by the end of the expiration of the Review Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.
2.Employment Status; Accrued Benefits; Transition Period; and Separation Benefits.
(a)Employment Status. You acknowledge and agree that your employment with the Company and its direct and indirect subsidiaries and affiliates (collectively, with the Company, the “Company Group”) will terminate as a result of your voluntary resignation, effective as of a date to be mutually agreed upon between you and the Company expected to be on or about June 1, 2020 (the “Transition Date”), or if earlier, on the date your employment is terminated by the Company or you for any lawful reason (the earlier to occur being the “Separation Date”). You acknowledge and agree that, after the Separation Date, you will not represent yourself as being an employee, officer, agent, or representative of the Company or any other member of the Company Group. During the period between the Offer Date and the Separation Date (the “Transition Period”), you will remain on the Company’s active payroll, be paid your current salary in accordance with the Company’s regular payroll practices, and continue to participate in all employee benefit plans and other programs or arrangements sponsored by or through the Company and any other member of the Company Group in which you are eligible to participate as of the Offer Date (the “Benefit Plans”), including, but not limited to, the Company’s Executive Bonus Plan for fiscal year 2020 and, subject to paragraph 2(e)(ii), the Company’s Executive Bonus Plan for fiscal year 2021. You hereby confirm your resignations from all offices, directorships, trusteeships, committee memberships and fiduciary and other capacities held with, or on behalf of, the Company Group effective as of the Separation Date (or such other date as may be mutually agreed upon), and your execution of this Agreement will be deemed the grant by you to the officers of the Company of a limited power of attorney to sign in your name and on your behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations. You agree that within five (5) business days following the Separation Date, you will update your accounts or profiles on any social media platform (including, but not limited to, Facebook, Twitter or LinkedIn) to reflect that you are no longer actively employed by or affiliated with the Company.

(b)Accrued Benefits. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all Benefit Plans, except as otherwise provided herein. You will be paid for (i) all of your earned but unpaid salary through the Separation Date on or prior to the Company’s next regularly scheduled payroll date on or following the Separation Date, or earlier to the extent otherwise required by applicable law, (ii) your accrued but unused paid time off as of the Separation Date to the extent required by the Company’s policies, and (iii) any business expenses incurred prior to the Separation Date and properly submitted in accordance with the Company’s policies and procedures within ten (10) days following the Separation Date. In addition, you will be entitled to continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and additional information concerning such benefits will be provided to you under separate cover following the Separation Date.
(c)Transition Period. During the Transition Period, you agree to perform your duties on a full-time basis from the Company’s offices in Draper, Utah, and to continue to comply with all Company policies and procedures. You shall also cooperate with members of management, your direct reports and other employees of the Company Group to facilitate an orderly transition to a new Chief Technology Officer and Chief Information Officer, provide information, answer questions and provide guidance as reasonably requested by your team members relating to any matter on which you will have worked prior to the Separation Date or of which you have knowledge.
(d)Modification of Non-Compete. Reference is hereby made to that certain Team Member Confidentiality and Non-Competition Agreement, dated April 5, 2018, by and between you and the Company (the “Restrictive Covenant Agreement”). You hereby acknowledge and agree that, notwithstanding anything set forth in the Restrictive Covenant Agreement to the Contrary, you shall be subject to the non-compete and non-solicit obligations set forth in such Restrictive Covenant Agreement through March 26, 2023.
(e)Separation Benefits. In consideration of (i) your agreement to cooperate after your Separation Date as set forth in paragraph 10 hereof, (ii) your release and waiver of claims set forth in paragraph 3 below and in the Supplemental Release of Claims in the form attached hereto as Exhibit A (the “Supplemental Release”), and (iii) your continued compliance with the Restrictive Covenants (as defined below) set forth in the Restrictive Covenant Agreement, as modified in paragraph 2(d) above, and subject to your (A) execution, delivery, and non-revocation of this Agreement, (B) execution, delivery and non-revocation of the Supplemental Release, and (C) continued compliance with this Agreement, including but not limited to paragraph 11 hereof, the Restrictive Covenants and the Supplemental Release, the Company will provide you with the following benefits (collectively, the “Consideration”):
(i)Restricted Stock Units. The Company will accelerate the vesting of each of the Restricted Stock Unit Awards and Restricted Stock Awards granted to you pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) that are subject to solely service based vesting conditions (the “Award Vesting”) upon the expiration of the Cooperation Period (as defined below) and, with respect to each Restricted Stock Unit Award, shall effectuate the settlement of the corresponding shares of common stock subject to such award as soon as administratively possible following the expiration of the Cooperation Period, but in no event later than April 15, 2021; and
(ii)Pro-rated Annual Bonus. Subject to the achievement of the applicable performance conditions for fiscal year 2021, as determined by the Compensation Committee of the Board of Directors of the Company, payment of the annual bonus that you would otherwise have earned in respect of fiscal year 2021, pro-rated to reflect the number of days you are employed during fiscal year 2021, such amount to be paid at the same time it would otherwise be paid to you had no termination occurred, but in no event later than April 15, 2021.
For the avoidance of doubt, the Award Vesting shall be limited to the Restricted Stock Unit Awards and Restricted Stock Awards, as applicable, granted to you on each of March 27, 2017, March 27, 2018, April 5, 2018, and March 26, 2019, of which awards in respect of 1,413, 2,295, 11,788 and 5,094 shares of common stock of the Company are expected to be unvested as of your Separation Date, respectively.
(f)Full Discharge. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 2 are in full satisfaction and discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any severance or similar plan or policy), subject to the terms and conditions of such plan(s)).
(g)Taxes. The Consideration is subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.
3.Release and Waiver of Claims.
(a)As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
(b)For and in consideration of the payments and benefits described in paragraph 2 above and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, as of the date hereof, do fully and forever release, remise and discharge each member of the Company Group and their successors and assigns, together with their respective current and former officers, directors, partners, members, stockholders, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof that you had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company or any member of the Company Group, whether for tort, breach of express or implied employment contract, infliction of emotional distress, retaliation, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, religion, disability, sexual orientation, or any other class protected under applicable law. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company

Parties), each as may be amended from time to time, and all other federal, state and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. You intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which you also hereby expressly waive.
(c)You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to fully and forever release, remise and discharge all claims which you had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Agreement, you expressly waive and release any provision of law that purports to limit the scope of a general release.
(d)You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
(e)Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights arising out of breach of this Agreement; (ii) your rights with respect to payment of amounts under this Agreement; (iii) your right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your right to elect COBRA continuation coverage); (iv) any claims that cannot be waived by law; (v) your right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s governing documents or that certain Indemnification Agreement, dated June 27, 2017, by and between you and the Company (the “Indemnification Agreement”); (vi) any rights or claims under the ADEA challenging the knowing and voluntary nature of the Agreement or that may arise after the date that you execute this Agreement; or (vii) your rights as a stockholder of the Company.
(f)Notwithstanding the foregoing or anything else in this Agreement, this Agreement will not prevent you from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (ii) truthfully responding to or complying with a subpoena, court order, or other legal process, or (iii) exercising any rights you may have under applicable labor laws to engage in protected concerted activity with other employees; provided, however, that you agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where your right to receive such a monetary benefit is otherwise not waivable by law.
(g)You acknowledge and agree that as of the date of this Agreement, you have reported all accidents, injuries or illnesses relating to or arising from your employment with the Company or the Company Group and that you have not suffered any on-the-job injury or illness for which you have not yet filed a claim.

4.Knowing and Voluntary Release/ADEA Claims. This paragraph of this Agreement addresses your release of claims arising under the ADEA. This paragraph is provided separately, in compliance with federal law, including but not limited to the ADEA and the Older Workers’ Benefit Protection Act of 1990, to ensure that you clearly understand your rights so that any release of age discrimination claims under federal law (the ADEA) is knowing and voluntary on your part. You expressly acknowledge and agree that you:
(a)are able to read the language, and understand the meaning and effect, of this Agreement;
(b)have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;
(c)are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Consideration and other consideration, which the Company has agreed to provide because of your agreement to accept such consideration in full settlement of all possible claims you might have or ever had against the Company Parties, and because of your execution of this Agreement;
(d)acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;
(e)have been advised by the Company, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that you have desired, you have done so; that the Company has given you twenty-one (21) calendar days from your receipt of this Agreement to review and consider this Agreement before signing it; and you understand that you may use as much of this twenty-one (21) day period as you wish prior to signing; that no promise, representation, warranty, or agreements not contained herein have been made by or with anyone to cause you to sign this Agreement; that you have read this Agreement in its entirety, and fully understand and are aware of its meaning, intent, content, and legal effect; and that you are executing this Agreement voluntarily and free of any duress or coercion;
(f)may revoke the Agreement for a period of seven (7) calendar days following the execution of this Agreement, by providing written notice to the Company Representative named in paragraph 1 hereof by email (dladd@healthequity.com), or by a recognized national overnight courier service to 15 W Scenic Pointe Drive, Ste 100, Draper, UT 84020) (which notice must be received within the seven-day revocation period at 5 p.m. MST) (“Revocation Period”);
(g)acknowledge that, provided you do not revoke this Agreement during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date, and that, in the event that you revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to provide you the Consideration under this Agreement; and
(h)understand this Agreement and its release of ADEA claims do not waive rights or claims that may arise after the date the Agreement is executed.
5.No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. Except as otherwise provided in paragraph 3(f) above, if, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.
6.Supplemental Release of Claims. You agree to execute the Supplemental Release after the Separation Date and to deliver the executed Supplemental Release to the Company Representative on or after the Separation Date, and no later than twenty-one (21) calendar days following the Separation Date. You agree that all Company covenants that relate to its obligations beyond the Separation Date are contingent on your execution, delivery, and non-revocation of the Supplemental Release.
7.Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.
8.Severability; Third-Party Beneficiaries. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement. You acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in paragraph 3 above, with full rights to enforce this Agreement and the matters documented herein.
9.Non-Disparagement. You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors, officers, employees, members, stockholders, or affiliates in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group. Your obligations under this paragraph 9 extend to, but are not limited to, text messages, e-mail communications, and comments or postings on blogs, comment boards or social media websites, including but not limited to Facebook, Twitter or LinkedIn. This paragraph 9 shall not prevent the truthful testimony by any individual or entity in a legal proceeding or pursuant to a governmental, administrative or regulatory investigation.
10.Cooperation.
(a)Following the Separation Date through January 31, 2021 (the “Cooperation Period”), you agree to consult, advise, and respond and provide information to the Company Group, as reasonably requested by the Company’s Chief Technology Officer and other members of the Company’s executive leadership team, with regard to matters in which you have knowledge as a result of your employment with, or serving as an officer of, any member of the Company Group. The Company Group will attempt to coordinate any such request for cooperation with your other business or professional commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities. Your obligation to consult and advise may be accomplished remotely and via phone, text, and email, and will not exceed five (5) hours per week; provided, that, if you and the Company mutually agree for you to spend more than five (5) hours per week on such matters, the Company will compensate you at an hourly rate of $300.00 per hour.

(b)You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph 10(b).
(c)You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt written notice of such request to the Company Representative, in writing, as specified above (or the Company Representative’s successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph 10(c).
11.Affirmation of Continuing Obligations. You hereby acknowledge and agree that the execution of this Agreement does not alter your obligations to any member of the Company Group under any confidentiality, non-compete, non-solicit, invention assignment, or similar agreement or arrangement to which you are a party with any member of the Company Group (including, without limitation, the obligations set forth in your Restrictive Covenant Agreement as modified by paragraph 2(d) (collectively, the “Restrictive Covenants”)), which obligations are hereby incorporated into this Agreement and shall survive the termination of your employment with the Company, and you hereby acknowledge, reaffirm and ratify your continuing obligations to the Company Group pursuant to such agreements or arrangements. You further hereby acknowledge that your continued compliance with these obligations is a condition of your receiving the Consideration described in paragraph 2 above and upon any breach of the Restrictive Covenants, the Company shall be entitled to a refund of any portion of your annual bonus for fiscal year 2021 already paid to you as of such date and to clawback any of the shares or proceeds in respect of shares delivered to or received by you in connection with the vesting of such Restricted Stock Unit Awards or Restricted Stock Awards, as applicable, or subsequent sale of the corresponding shares of common stock of the Company. You understand that the Defend Trade Secrets Act provides that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that you file a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.
12.Return of Property. You agree that, on or before the Separation Date, you will return to the Company, and you will retain no copies of, all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, iPhone or other mobile device, keys, credit card, identification card or badge, access card, employee handbook, laptop, computer or other office equipment, computer user name and password, disks, data files, thumb drives, and/or voicemail code. If you discover after the Separation

Date that you have retained any proprietary and/or confidential information (including, without limitation, proprietary and/or confidential information contained in any electronic documents or email systems in your possession or control), you agree immediately upon discovery to send an email to the Company Representative to inform the Company of the nature and location of the proprietary and/or confidential information that you have retained so that the Company may arrange to remove, recover, and/or collect such information. You further acknowledge and agree that the Company shall have no obligation to provide you with the Consideration described in paragraph 2 above unless and until you have satisfied all your obligations pursuant to this paragraph 12.
13.Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group. Accordingly, this Agreement may not be admissible in any forum as an admission, but only in an action to enforce it.
14.Entire Agreement. This Agreement, the Supplemental Release, the Restrictive Covenants and the Indemnification Agreement constitute the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement, the Supplemental Release, the Restrictive Covenants and the Indemnification Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and the Restrictive Covenants.
15.Attorneys’ Fees and Costs. You hereby acknowledge and agree that the Company Parties are entitled to recover from you all reasonable attorneys’ fees and costs associated with their efforts to enforce this Agreement or the Restrictive Covenants and/or to recover damages for a breach of this Agreement or the Restrictive Covenants by you, and/or which are incurred by the Company Parties as a result of a breach of this Agreement or the Restrictive Covenants by you.
16.Governing Law; Jurisdiction; Arbitration. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. BY EXECUTION OF THIS AGREEMENT, EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE STATE OF UTAH AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT. ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT, AS WELL AS ALL CLAIMS ARISING OUT OF YOUR EMPLOYMENT OR TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR PAYMENT OF WAGES, DISCRIMINATION, RETALIATION, AND ALL OTHER CLAIMS BASED ON ANY STATE, FEDERAL OR COMMON LAW WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE SALT LAKE CITY, UTAH. THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY. THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL

RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.
17.Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.
18.Section 409A. Payments and/or benefits under this Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be interpreted to achieve this result. For purposes of this Agreement, each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event is the Company responsible for any tax or penalty owed by you (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A) with respect to payments under this Agreement.
19.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and electronically delivered copies of executed counterparts shall be deemed to be originals for all purposes.
* * *

BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THE TERMS OF THIS AGREEMENT AND THE RELEASE; THAT YOU HAVE CAREFULLY READ AND UNDERSTAND ALL OF ITS TERMS, WHICH INCLUDE THE WAIVER OF IMPORTANT RIGHTS; THAT YOU AGREE TO THE TERMS; THAT YOU HAVE BEEN ADVISED BY THIS WRITING TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING AND DID SO TO THE EXTENT THAT YOU DEEMED APPROPRIATE; AND THAT YOU SIGN THIS AGREEMENT AND THE RELEASE VOLUNTARILY AND OF YOUR OWN FREE WILL.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.
HEALTHEQUITY, INC.
By: ______________________________
Name: Darcy Mott
Title: EVP, CFO
Dated: _______________________________

_____________________________________
Ashley Dreier
Dated:________________________________

[Signature Page to A. Dreier Transition, Separation and Release Agreement]

Exhibit A
SUPPLEMENTAL RELEASE OF CLAIMS
This Supplemental Release of Claims (this “Release”) is being executed and delivered as of the date written below next to my name, in accordance with paragraph 6 of the Transition, Separation and Release Agreement (the “Separation Agreement”) delivered to me on February 13, 2020, with HealthEquity, Inc. (the “Company”).
As used in this Release, the term “claims” includes all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
For and in consideration of the Company’s agreement to provide me with the Consideration (as defined in the Separation Agreement), and other good and valuable consideration, I, Ashley Dreier, for and on behalf of myself and my heirs, administrators, executors and assigns, effective as of the date on which this Release becomes effective pursuant to its terms, do fully and forever release, remise and discharge each of the Company, its direct and indirect subsidiary companies and affiliates (collectively, the “Company Group”) and their successors and assigns, together with their respective current and former officers, directors, partners, members, stockholders, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or any member of the Company Group, whether for tort, breach of express or implied employment contract, infliction of emotional distress, retaliation, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, religion, disability, or sexual orientation, or any other class protected under applicable law. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act and the Employee Retirement Income Security Act (excluding claims for accrued, vested benefits under an employee pension benefit plan of the Company Parties), each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.
I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims which I had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i)  my rights arising out of breach of this Release; (ii) my rights with respect to payment of amounts under the Separation Agreement; (iii) my right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which I participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including my rights to elect continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985); (iv) any claims that cannot be waived by law; (v) my right to indemnification, advancement and reimbursement of legal fees and expenses, and directors and officers liability insurance, as provided by, and in accordance with the terms of, applicable law, the Company’s governing documents or that certain Indemnification Agreement, dated June 27, 2017, by and between myself and the Company (the “Indemnification Agreement”); (vi) any rights or claims under the ADEA challenging the knowing and voluntary nature of this Release or that may arise after the date that I execute this Release; or (vi) my rights as a stockholder of the Company.
I acknowledge and agree that as of the date of this Release, I have reported all accidents, injuries or illnesses relating to or arising from my employment with the Company or the Company Group and that I have not suffered any on-the-job injury or illness for which I have not yet filed a claim.
I expressly acknowledge and agree that I –
•Am able to read the language, and understand the meaning and effect, of this Release;
•Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug or chemical of any type in entering into this Release;
•Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to provide me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had against the Company Parties and because of my execution of this Release;
•Acknowledge that, but for my execution of this Release, I would not be entitled to the Consideration;
•Had or could have twenty-one (21) calendar days in which to review and consider this Release (the “Release Expiration Date”), and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of such twenty-one (21)-day period;
•May revoke the Release for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”), by providing written notice to Del Ladd, Esq. (the “Company Representative”), the Company’s Executive Vice President, General Counsel and Corporate Secretary, by email (dladd@healthequity.com) (which notice must be received within the seven-day revocation period at 5 p.m. MST);

•Understand that, by entering into this Release, I do not waive rights or claims under the ADEA that may arise after the date I execute this Release;
•Have not relied upon any representation or statement not set forth in this Release made by the Company Group or any of its representatives;
•Was advised to consult with my attorney regarding the terms and effect of this Release; and
•Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. Except as otherwise provided in the following sentence, if, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I will cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom I have filed such a complaint, charge, or lawsuit. Notwithstanding the foregoing or anything else in this Release, this Release will not prevent me from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (ii) truthfully responding to or complying with a subpoena, court order, or other legal process, or (iii) exercising any rights I may have under applicable labor laws to engage in protected concerted activity with other employees; provided, however, that I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the Revocation Period provided that this Release is executed prior to the Release Expiration Date, and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that, in the event that I fail to execute and deliver this Release prior to the expiration of the Release Expiration Date or otherwise revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to provide me the benefit of the Consideration.
The provisions of this Release will be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.
This Release, the Separation Agreement, the Restrictive Covenants (as defined in the Separation Agreement) and the Indemnification Agreement constitute the entire understanding and agreement regarding the termination of my employment with the Company Group. This Release, the Separation Agreement, the Restrictive Covenants and the Indemnification Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between myself and the Company Group relating to the subject matter of this Release, the Separation Agreement, the Restrictive Covenants and the Indemnification Agreement.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. BY EXECUTION OF THIS RELEASE, I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE OF UTAH AND FEDERAL COURTS LOCATED IN THE STATE OF UTAH AND I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS RELEASE. ALL DISPUTES ARISING UNDER OR CONCERNING THIS RELEASE, AS WELL AS ALL CLAIMS ARISING OUT OF MY EMPLOYMENT OR TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR PAYMENT OF WAGES, DISCRIMINATION, RETALIATION, AND ALL OTHER CLAIMS BASED ON ANY STATE, FEDERAL OR COMMON LAW WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE SALT LAKE CITY, UTAH. THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY. THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.
* * * * *

BY SIGNING BELOW, I ACKNOWLEDGE THAT I HAVE BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THE TERMS OF THIS RELEASE; THAT I HAVE CAREFULLY READ AND UNDERSTAND ALL OF ITS TERMS, WHICH INCLUDE THE WAIVER OF IMPORTANT RIGHTS; THAT I AGREE TO ITS TERMS; THAT I HAVE BEEN ADVISED BY THIS WRITING TO CONSULT WITH AN ATTORNEY OF MY CHOICE BEFORE SIGNING AND DID SO TO THE EXTENT THAT I DEEMED APPROPRIATE; AND THAT I SIGN THIS RELEASE VOLUNTARILY AND OF MY OWN FREE WILL.
Agreed and Accepted:
/s/ Ashley Dreier
ASHLEY DREIER
Dated: 2/13/2020
Please sign and date the above on or after the Separation Date, and no later than 21 days following the Separation Date, and return one signed Supplemental Release to the Company Representative.

[Signature Page to Supplemental Release of Claims]